UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM 8-K
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Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 30, 2014

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MPLX LP
(Exact name of registrant as specified in its charter)

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Delaware	001-35714	45-5010536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 E. Hardin Street Findlay, Ohio	45840
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:
(419) 672-6500
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2014, the board of directors of MPLX GP LLC, the general partner (the “General Partner”) of MPLX LP (the “Partnership”), appointed Ian D. Feldman, who currently serves as the controller of the General Partner, to also serve as the Partnership’s principal accounting officer effective October 1, 2014. In his capacity as the Partnership’s principal accounting officer, Mr. Feldman will replace Michael G. Braddock, the vice president and chief accounting officer of the General Partner, whose retirement date of October 1, 2014, was previously announced and reported by the Partnership.

Mr. Feldman, age 49, earned a bachelor’s degree in history and economics from Tufts University in 1987 and thereafter, a master’s degree in business administration from Emory University. After ten years in commercial banking, including nine years at Citicorp North America Inc., where he served as a vice president, Mr. Feldman joined Castrol North America, Inc. as director of Financial Services in 1999. Following the acquisition of Castrol by BP Amoco plc in 2000, Mr. Feldman held a variety of finance and accounting roles with BP Products North America Inc., including three years as controller of the Americas oil trading business unit. Immediately prior to joining the General Partner, Mr. Feldman served at BP in a project management capacity for a new venture.

Mr. Feldman was appointed controller of MPLX GP LLC effective February 3, 2014. Mr. Feldman receives an annual base salary from Marathon Petroleum Corporation (the “Company”) and is eligible to participate in the Company’s annual cash bonus program and long-term incentive compensation plan, as well as other benefit plans and programs such as health and life insurance, income protection by means of long-term and short-term disability and retirement and severance benefits plans. Mr. Feldman is also eligible to participate in the Partnership’s long-term incentive compensation plan. Through its affiliates, the Company owns 100% of the General Partner of the Partnership.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPLX LP

	By:	MPLX GP LLC, its General Partner

Date: August 5, 2014	By:	/s/ J. Michael Wilder
Name: J. Michael Wilder
Title: Vice President, General Counsel and Secretary